Exhibit 99.1

DIAMONDROCK ACQUIRES THE HILTON GARDEN INN TIMES SQUARE CENTRAL

BETHESDA, Maryland, September 2, 2014 - DiamondRock Hospitality Company (the “Company”) (NYSE:DRH) today announced that on August 29, 2014, it acquired the fee-simple condominium interest in the 282-room Hilton Garden Inn/Times Square Central (“Hotel”) in New York for a contractual purchase price of $127.2 million (or $451,000 per guestroom). The hotel opened and welcomed its first hotel guest on September 1, 2014. The Company still expects the Hotel to generate approximately $5.0 million of adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) in 2014.

“The acquisition of this new, state-of-the-art hotel located in the heart of Times Square is a great addition to our portfolio,” said Mark W. Brugger, President and Chief Executive Officer of DiamondRock Hospitality Company. “The hotel enjoys a prime location within Times Square that will benefit from tremendous demand from both business and leisure travelers. Business demand will come from companies nationwide as well as those located in the over 5 million square feet of office space just within one block of the hotel. Two of the prime office towers in the city are located on the same block, including the Bank of America Tower at One Bryant Park and the MetLife global headquarters tower at 1095 Avenue of the Americas. Leisure demand is robust for this location with Times Square remaining the most visited tourist attraction area in the world with more than 39 million visitors per year. We expect this hotel to be very successful and one of the highest RevPAR and highest profit margin hotels within our portfolio.”

The hotel is located on 42nd Street between Avenue of the Americas and Broadway. It is steps from Broadway theaters and famed Bryant Park as well as within walking distance to iconic New York City attractions including Madison Square Garden, Rockefeller Center, Radio City Music Hall, Jacob Javits Convention Center, many museums, nightlife and shopping.

The Hotel is newly constructed and features floor to ceiling glass windows offering unparalleled views of Times Square and the New Year’s Eve Ball Drop. The hotel is designed to have a boutique hotel feel with a contemporary lobby that conveys a modern experience for today’s traveler. Within the hotel lobby is the hotel’s onsite restaurant, The Garden Grille. The Hotel also features a 24-hour Pavilion Pantry® convenience mart located in the hotel lobby, which offers snacks, drinks, and sundries.

Hilton Garden Inn New York/Times Square Central offers stylish guestrooms in a variety of configurations to accommodate all guests, including king bed, queen bed, and dual double beds configurations. Each guestroom features extra-large 50-inch LCD HDTV, refrigerator, microwave, laptop size safe, MP3 compatible alarm clocks and large work desk with ergonomic chair.

The Hotel’s additional amenities include a 24-hour self-service business center and a 24-hour state-of-the-art fitness facility. Meeting space includes a pre-set Boardroom with the latest presentation technology to capitalize on small group business.

The Hotel will be operated by Highgate Hotels, the single largest operator of hotels in New York City.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations. The Company owns 27 premium quality hotels with over 11,000 rooms. The Company has strategically positioned its hotels to generally be operated under leading global brands such as Hilton, Marriott, and Westin. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are generally identifiable by use of the words “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, whether in the negative or affirmative and include statements related to the Company’s expectations regarding EBITDA. Forward-looking statements are based on management’s current expectations and assumptions and are not guarantees of future performance. Factors that may cause actual results to differ materially from current expectations include those risk factors and other factors discussed from time to time in our periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013. Accordingly, there is no assurance that our expectations will be realized. Except as otherwise required by the federal securities laws, we expressly disclaim any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this press release to reflect events, circumstances or changes in expectations after the date of this press release.

2014 Period of Ownership
Estimated Net Income	$3,460
Income Tax Expense	90
Depreciation Expense	1,450
Interest Expense	—

Estimated EBITDA	$5,000

EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. We believe it is a useful financial performance measure for us and for our stockholders and is a complement to net income and other financial performance measures provided in accordance with GAAP. We use EBITDA to measure the financial performance of our operating hotels because it excludes expenses such as depreciation and amortization, income taxes and interest expense, which are not indicative of operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on a variety of factors unrelated to the hotels’ financial performance, we can more accurately assess the financial performance of our hotels. Under GAAP, hotels are recorded at historical cost at the time of acquisition and are depreciated on a straight-line basis. By excluding depreciation and amortization, we believe EBITDA provides a basis for measuring the financial performance of hotels unrelated to historical cost. However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net income (loss) which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.